[CTA PUBLIC RELATIONS LOGO]

FOR IMMEDIATE RELEASE: November 10, 2003

CONTACT:	John Cole	Bevo Beaven, Vice-President
	President and CEO	Shirley Thompson—Principal
	Hytek Microsystems, Inc.	CTA Public Relations
	(775) 883-0820	(303) 665-4200

HYTEK REPORTS THIRD QUARTER RESULTS

Carson City, NV – November 10, 2003 – Hytek Microsystems, Inc. (OTC Bulletin Board: HTEK) announced today unaudited results for the three and nine month periods ended September 27, 2003.

The Company incurred a net loss of $182,887, or ($0.06) per share, for the three months ended September 27, 2003, as compared to a net loss of $377,684, or ($0.12) per share, for the same period last year. Net revenues were $2.5 million for the third quarter of 2003, compared to prior year third quarter net revenues of $2.7 million.

For the first nine months of fiscal 2003, the Company had a net loss of $389,428, or ($0.12) per share, as compared to a net loss of $59,427, or ($0.02) per share, for the first nine months of fiscal 2002. Net revenues for the nine-month period in 2003 were $7.6 million, a 19% decrease from net revenues of $9.4 million for the same period in 2002.

At September 27, 2003, current backlog was approximately $5.7 million as compared to $6.5 million at June 28, 2003.

Although Hytek incurred a net loss of $182,887 for the third quarter of 2003, on a 6% decrease in revenues during that quarter, operating results were improved over the comparable period last year.

“We are continuing our internal efforts to improve operational efficiencies, add management expertise, attract new customers and expand business opportunities with existing customers,” stated John Cole, Hytek’s chief executive officer. “These are ongoing programs that generate results as changes are implemented over time. Consequently, we do not expect to see significant improvements in operating results this fiscal year.”

Founded in 1974, Hytek, headquartered in Carson City, Nevada, specializes in custom microelectronic packaging solutions for use in oil exploration, military applications, satellite systems, industrial electronics, opto-electronics and other OEM applications.

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This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially. Investors are warned that forward-looking statements involve risks and uncertainties due to certain factors, including, but not limited to, customer rescheduling or cancellation of orders, changes in the nature of or demand in the Company’s markets, inability to develop new products or increase market share in new or existing markets, downturns in general economic conditions and shortages of raw materials.

Hytek Microsystems, Inc.

Financial Summary

(unaudited)

Income Statement Data	Three-Months Ended		Nine-Months Ended
	9/27/2003	9/28/2002	9/27/2003	9/28/2002
Net revenues	$2,501,312	$2,657,049	$7,615,130	$9,437,039
Net loss	(182,887)	(377,684)	(389,428)	(59,427)
Basic and diluted loss per share	$(0.06)	$(0.12)	$(0.12)	$(0.02)

Balance Sheet Data	9/27/2003	12/28/2002

Assets
Current assets	$5,115,496	$5,078,328
Net property, plant and Equipment	865,045	1,012,365

Total Assets	$5,980,541	$6,090,693

Liabilities and equity
Current liabilities	$2,068,336	$1,789,060
Shareholder’s equity	3,912,205	4,301,633

Total liabilities and equity	$5,980,541	$6,090,693

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